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Exhibit 10.1

RAINING DATA CORPORATION F/K/A OMNIS TECHNOLOGY CORPORATION
AMENDMENT TO PROMISSORY NOTE

This AMENDMENT TO PROMISSORY NOTE is entered into as of this 16th day of September 2002, by and between Raining Data Corporation, f/k/a Omnis Technology Corporation, a Delaware corporation (the "Company") and The Philip and Debra Barrett Charitable Remainder Trust (the "Holder").

RECITALS

        WHEREAS, the Company issued to the Holder a Promissory Note, dated September 28, 2000 (the "Note"), bearing interest at a rate of ten percent (10%) per annum on the Principal accrued and paid quarterly;

        WHEREAS, the Company and Holder desire to amend the Maturity Date of the Note to provide that the Principal on the Note shall be due on April 2, 2003; and

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

        2.    Amendments.    The Note is hereby amended as follows:

        Section 1 of the Note ("Principal and Interest") is hereby amended and restated in its entirety to read as follows:

        "Raining Data Corporation F/K/A Omnis Technology Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to The Philip and Debra Barrett Charitable Remainder Trust (the "Holder") the amount of two-hundred and fifty thousand dollars ($250,000) ("Principal") plus accrued interest in lawful money of the United States or as otherwise hereinafter set forth.

        This Promissory Note shall bear interest at the rate of Ten Percent (10%) per annum from the date of issuance of this Note. Accrued interest shall be paid in quarterly installments on each March 31, June 30, September 30 and December 31 beginning December 31, 2000. All Principal and accrued interest under this Note shall be due and payable in full on April 2, 2003 (the "Maturity Date") unless there is an Event of Default (as defined in Section 2 hereof) in which case such payment shall be accelerated. This Note is not secured by any assets or securities of the Company.

        Upon payment in full of the Principal hereof and accrued interest hereunder, this Note shall be cancelled and shall be surrendered to the Company.

        The Principal and interest on this Note shall be payable to the Holder hereof at such address as the Holder shall from time to time designate by written notice to the Company.

        3.    No Changes.    All other terms, conditions and representations in the Note shall remain unaltered by this Amendment.

        4.    Governing Law.    This Amendment and all actions arising out of or in connection with this Amendment or the Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

        5.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

COMPANY:
RAINING DATA CORPORATION, a Delaware corporation
By:	/s/ BRIAN C. BEZDEK Brian C. Bezdek Vice President, Finance
HOLDER:
THE PHILIP AND DEBRA BARRETT CHARITABLE REMAINDER TRUST
		By:	/s/ PHILIP D. BARRETT /s/ DEBRA J. BARRETT
		Name:	Philip D. Barrett and Debra J. Barrett
		Title:	Trustees

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RAINING DATA CORPORATION F/K/A OMNIS TECHNOLOGY CORPORATION AMENDMENT TO PROMISSORY NOTE